Exhibit 10.19

EXECUTION COPY

AMENDMENT NO. 2

Dated as of November 18, 2021 to
AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 22, 2011
as amended and restated as of March 10, 2016
and as further amended and restated as of October 30, 2018

THIS AMENDMENT NO. 2 (this “Amendment”) is made as of November 18, 2021 by and among AMETEK, INC. (the “Company”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), under that certain Amended and Restated Credit Agreement dated as of September 22, 2011, as amended and restated as of March 10, 2016 and as further amended and restated as of October 30, 2018, by and among the Borrowers, the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Amended Credit Agreement (as defined below).

WHEREAS, the Company and the Administrative Agent have determined that one or more of the circumstances described in Section 2.14(c) of the Credit Agreement have arisen;

WHEREAS, pursuant to the terms of Section 2.14(c) of the Credit Agreement, the Company and the Administrative Agent have agreed to amend the Credit Agreement to establish an alternate rate of interest to the LIBO Rate for euro and Swiss Francs that gives due consideration to the currently prevailing market convention for determining a rate of interest for euro and Swiss Francs for syndicated loans in the United States currently, and to make such other related changes as may be applicable, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Administrative Agent hereby agree to enter into this Amendment.

1.Amendments to the Credit Agreement. Effective as of 12:00 a.m., New York time, on January 1, 2022 (following the date of satisfaction of the conditions precedent set forth in Section 2 below), the parties hereto agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto (the Credit Agreement as so amended, the “Amended Credit Agreement”).

2.Conditions of Effectiveness. The effectiveness of this Amendment (which shall occur at 12:00 a.m., New York City time, on November 30, 2021, unless the Administrative Agent shall have received prior to 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date of this

US-DOCS\127046606.4

Amendment written notice of objection to this Amendment from Lenders comprising the Required Lenders) is subject to the satisfaction of the following conditions precedent:

(a)The Administrative Agent (or its counsel) shall have received counterparts of this Amendment duly executed by the Company and the Administrative Agent.

(b)The Administrative Agent shall have received payment of the Administrative Agent’s and its affiliates’ fees and reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and expenses of counsel for the Administrative Agent) for which invoices have been provided to the Company at least two (2) Business Days prior to the date hereof in connection with this Amendment and the other Loan Documents to the extent provided for in Section 9.03 of the Amended Credit Agreement.

3.Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a)This Amendment and the Amended Credit Agreement are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders, and this Amendment has been duly executed and delivered by the Company.

(b)This Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of each Borrower set forth in the Amended Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) (except to the extent any such representation or warranty expressly relates to any earlier and/or specific date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier and/or specific date).

4.Reference to and Effect on the Credit Agreement.

(a)From and after the effectiveness of the amendment to the Credit Agreement evidenced hereby, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Amended Credit Agreement, shall, unless the context otherwise requires, refer to the Amended Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Amended Credit Agreement.

(b)The Company, for itself and on behalf of each Borrower, consents to this Amendment and reaffirms the terms and conditions of the Amended Credit Agreement and any other Loan Document executed by it and acknowledges and agrees that such Amended Credit Agreement and each and every such Loan Document executed by such Borrower in connection with the Amended Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the other Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)This Amendment is a Loan Document under (and as defined in) the Amended Credit Agreement.

5.Governing Law; Jurisdiction. This Amendment shall be construed in accordance with and governed by the law of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, the Amended Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment, the Amended Credit Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Amendment, the Amended Credit Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

6.Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

7.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

AMETEK, Inc.,
as the Company

By:	/s/ KEVIN C. COLEMAN
Name:	Kevin C. Coleman
Title:	Vice President - Investor Relations and Treasurer

Signature Page to Amendment No. 2 to
Amended and Restated Credit Agreement dated as of September 22, 2011, as amended and restated as of March l0, 2016
and as further amended and restated as of October 30, 2018

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ PETER PREDUN
Name:	Peter Predun
Title:	Executive Director

Signature Page to Amendment No. 2 to
Amended and Restated Credit Agreement dated as of September 22, 2011, as amended and restated as of March l 0, 2016 and as further amended and restated as of October 30, 2018

ANNEX A

Attached

Table Of Contents

	Page
ARTICLE I Definitions		1
SECTION 1.01. DEFINED TERMS		1
SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS	~~32~~	34
SECTION 1.03. TERMS GENERALLY	~~32~~	34
SECTION 1.04. ACCOUNTING TERMS; GAAP	~~33~~	34
SECTION 1.05. INTEREST RATES; LIBOR NOTIFICATION	~~33~~	35
SECTION 1.06. STATUS OF OBLIGATIONS	~~34~~	36
SECTION 1.07. AMENDMENT AND RESTATEMENT OF EXISTING CREDIT AGREEMENT	~~34~~	36
SECTION 1.08. DIVISIONS	~~35~~	37
ARTICLE II The Credits	~~35~~	37
SECTION 2.01. COMMITMENTS	~~35~~	38
SECTION 2.02. LOANS AND BORROWINGS	~~35~~	38
SECTION 2.03. REQUESTS FOR BORROWINGS	~~36~~	38
SECTION 2.04. DETERMINATION OF DOLLAR AMOUNTS	~~37~~	39
SECTION 2.05. [INTENTIONALLY OMITTED]	~~37~~	39
SECTION 2.06. LETTERS OF CREDIT	~~37~~	40
SECTION 2.07. FUNDING OF BORROWINGS	~~43~~	45
SECTION 2.08. INTEREST ELECTIONS	~~43~~	46
SECTION 2.09. TERMINATION AND REDUCTION OF COMMITMENTS	~~45~~	47
SECTION 2.10. REPAYMENT AND AMORTIZATION OF LOANS; EVIDENCE OF DEBT	~~45~~	48
SECTION 2.11. PREPAYMENT OF LOANS	~~46~~	49
SECTION 2.12. FEES	~~47~~	50
SECTION 2.13. INTEREST	~~48~~	51
SECTION 2.14. ALTERNATE RATE OF INTEREST	~~50~~	52
SECTION 2.15. INCREASED COSTS	~~52~~	54
SECTION 2.16. BREAK FUNDING PAYMENTS	~~53~~	55
SECTION 2.17. TAXES	~~53~~	56
SECTION 2.18. U.K. TAX	~~57~~	59
SECTION 2.19. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF
SET-OFFS	~~61~~	63
SECTION 2.20. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS	~~63~~	65
SECTION 2.21. EXPANSION OPTION	~~64~~	66
SECTION 2.22. [INTENTIONALLY OMITTED]	~~65~~	67
SECTION 2.23. JUDGMENT CURRENCY	~~65~~	67
SECTION 2.24. DESIGNATION OF FOREIGN SUBSIDIARY BORROWERS	~~65~~	68
SECTION 2.25. DEFAULTING LENDERS	~~66~~	68

ARTICLE III Representations and Warranties	~~68~~	71
SECTION 3.01. ORGANIZATION; POWERS; SUBSIDIARIES	~~68~~	71
SECTION 3.02. AUTHORIZATION; ENFORCEABILITY	~~69~~	71
SECTION 3.03. GOVERNMENTAL APPROVALS; NO CONFLICTS	~~69~~	71
SECTION 3.04. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE	~~69~~	71
SECTION 3.05. PROPERTIES	~~69~~	72
SECTION 3.06. LITIGATION, ENVIRONMENTAL AND LABOR MATTERS	~~70~~	72
SECTION 3.07. COMPLIANCE WITH LAWS AND AGREEMENTS	~~70~~	73
SECTION 3.08. INVESTMENT COMPANY STATUS	~~65~~	70

Table Of Contents (continued)

	Page
SECTION 3.09. TAXES	~~70~~	73
SECTION 3.10. ERISA; NON-U.S. PENSION PLANS	~~70~~	73
SECTION 3.11. DISCLOSURE	~~71~~	73
SECTION 3.12. FEDERAL RESERVE REGULATIONS	~~71~~	74
SECTION 3.13. LIENS	~~71~~	74
SECTION 3.14. NO DEFAULT	~~71~~	74
SECTION 3.15. ANTI-CORRUPTION LAWS AND SANCTIONS	~~71~~	74
SECTION 3.16. AFFECTED FINANCIAL INSTITUTIONS	~~72~~	75

ARTICLE IV Conditions	~~72~~	75

SECTION 4.01. RESTATEMENT EFFECTIVE DATE	~~72~~	75
SECTION 4.02. EACH CREDIT EVENT	~~73~~	76
SECTION 4.03. DESIGNATION OF A FOREIGN SUBSIDIARY BORROWER	~~74~~	76
SECTION 4.04. INITIAL TERM LOAN FUNDING DATE	~~75~~	77

ARTICLE V Affirmative Covenants	~~75~~	78

SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION	~~75~~	78
SECTION 5.02. NOTICES OF MATERIAL EVENTS	~~77~~	79
SECTION 5.03. EXISTENCE; CONDUCT OF BUSINESS	~~77~~	80
SECTION 5.04. PAYMENT OF OBLIGATIONS	~~77~~	80
SECTION 5.05. MAINTENANCE OF PROPERTIES; INSURANCE	~~78~~	80
SECTION 5.06. BOOKS AND RECORDS; INSPECTION RIGHTS	~~78~~	80
SECTION 5.07. COMPLIANCE WITH LAWS	~~78~~	81
SECTION 5.08. USE OF PROCEEDS	~~78~~	81
SECTION 5.09. NO DUTCH FISCAL UNITY	~~79~~	81

ARTICLE VI Negative Covenants	~~79~~	81

SECTION 6.01. INDEBTEDNESS	~~79~~	82
SECTION 6.02. LIENS	~~80~~	83
SECTION 6.03. FUNDAMENTAL CHANGES AND ASSET SALES	~~81~~	84
SECTION 6.04. SPECULATIVE SWAP AGREEMENTS	~~81~~	85
SECTION 6.05. TRANSACTIONS WITH AFFILIATES	~~83~~	85
SECTION 6.06. SALE AND LEASEBACK TRANSACTIONS	~~83~~	86
SECTION 6.07. FINANCIAL COVENANTS	~~83~~	86
SECTION 6.08. ANTI-CORRUPTION LAWS AND SANCTIONS	~~84~~	86

ARTICLE VII Events of Default	~~84~~	87
ARTICLE VIII The Administrative Agent
ARTICLE VIII The Administrative Agent	~~87~~	90

SECTION 8.01. AUTHORIZATION AND ACTION	~~87~~	90
SECTION 8.02. ADMINISTRATIVE AGENT’S RELIANCE, INDEMNIFICATION, ETC	~~89~~	92
SECTION 8.03. POSTING OF COMMUNICATIONS	~~90~~	93
SECTION 8.04. THE ADMINISTRATIVE AGENT INDIVIDUALLY	~~92~~	94
SECTION 8.05. SUCCESSOR ADMINISTRATIVE AGENT	~~92~~	94
SECTION 8.06. ACKNOWLEDGEMENTS OF LENDERS AND ISSUING BANK	~~92~~	95

Table Of Contents (continued)

	Page
SECTION 8.07. CERTAIN ERISA MATTERS	~~94~~	97

ARTICLE IX Miscellaneous	~~95~~	98

SECTION 9.01. NOTICES	~~95~~	98
SECTION 9.02. WAIVERS; AMENDMENTS	~~97~~	100
SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER	~~99~~	102
SECTION 9.04. SUCCESSORS AND ASSIGNS	~~100~~	103
SECTION 9.05. SURVIVAL	~~103~~	106
SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC
EXECUTION	~~104~~	107
SECTION 9.07. SEVERABILITY	~~105~~	108
SECTION 9.08. RIGHT OF SETOFF	~~105~~	108
SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS	~~105~~	108
SECTION 9.10. WAIVER OF JURY TRIAL	~~106~~	109
SECTION 9.11. HEADINGS	~~107~~	110
SECTION 9.12. CONFIDENTIALITY	~~107~~	110
SECTION 9.13. USA PATRIOT ACT	~~108~~	111
SECTION 9.14. ATTORNEY REPRESENTATION	~~108~~	111
SECTION 9.15. INTEREST RATE LIMITATION	~~108~~	111
SECTION 9.16. NO FIDUCIARY DUTY, ETC	~~108~~	111
SECTION 9.17. SEVERAL LIABILITY	~~109~~	112
SECTION 9.18. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED
FINANCIAL INSTITUTIONS	~~109~~	112
SECTION 9.19. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS	~~110~~	113

ARTICLE X Company Guarantee	~~110~~	113

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.07(a).

“Adjusted CDOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) the CDOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to ~~(a)~~ in the case of any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency, (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate ~~and (b) in the case of any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Rate for such Interest Period~~.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Japanese Yen, (vi) Swiss Francs and (vii) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, and (y) ~~for which a LIBO Screen Rate is available in the Administrative Agent’s determination and (z)~~ that is agreed to by the Administrative Agent and each of the Revolving Lenders, and with respect to any Letter of Credit, any other currency other than Dollars which is approved by the Issuing Bank in respect of such Letter of Credit and the Administrative Agent prior to the issuance of such Letter of Credit.
“Agreement” has the meaning assigned to such term in the introductory paragraph. “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and
(c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

~~“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).~~

“Amendment No. 1 Effective Date” means April 26, 2021.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Party” has the meaning assigned to such term in Section 8.03(c). “Applicable Percentage” means, with respect to any Lender, (a) with respect to
Revolving Loans or LC Exposure, the percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments), and (b) with respect to the Term Loans, (i) at any time prior to funding any of the Term Loans, a percentage equal to a fraction, the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments of all Term Lenders, (ii) at any time after funding any of the Term Loans but while any Term Loan Commitments remain outstanding, a percentage equal to a fraction, the numerator of which is such Lender’s Term Loan Commitment plus such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate Term Loan Commitments of all Term Lenders plus the aggregate outstanding amount of the Term Loans of all Term Lenders, and (iii) at any time after the funding of the Term Loans and the termination of the Term Loan Commitments, a percentage equal to a fraction, the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders; provided that, in the case of each of the foregoing clauses (a) and (b), in the case of Section 2.25 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment and/or Term Loan Commitment, as applicable, shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any Eurocurrency Term Loan, any RFR Loan, any ABR Revolving Loan, any ABR Term Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread for Revolving Loans”, “Eurocurrency Spread for Term Loans”, “RFR Spread for Revolving Loans”, “ABR Spread for Revolving Loans”, “ABR Spread for

Term Loans” or “Facility Fee Rate”, as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Facility Fee Rate	Eurocurrency Spread for Revolving Loans	RFR Spread for Revolving Loans	ABR Spread for Revolving Loans	Eurocurrency Spread for Term Loans	ABR Spread for Term Loans
Level I	0.08%	0.795%	0.795%	0%	0.875%	0%
Level II	0.09%	0.91%	0.91%	0%	1.00%	0%
Level III	0.125%	1.00%	1.00%	0%	1.125%	0.125%
Level IV	0.15%	1.10%	1.10%	0.10%	1.25%	0.25%
Level V	0.20%	1.30%	1.30%	0.30%	1.50%	0.50%

For purposes hereof: (i) Pricing Level I, Leverage Level 1 and Ratings Level A are equivalent and correspond to each other, (ii) Pricing Level II, Leverage Level 2 and Ratings Level B are equivalent and correspond to each other, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other and (v) Pricing Level V, Leverage Level 5 and Ratings Level E are equivalent and correspond to each other.

At any time of determination, the Pricing Level shall be determined by reference to the Leverage Level or the Ratings Level, as the Company shall from time to time elect by written notice to the Administrative Agent, and any change in Pricing Level resulting from such election by the Company shall be effected as promptly as practicable by the Administrative Agent after receiving such written election from the Company (but in any event no later than three (3) Business Days after such receipt).

Leverage Level Determination

Leverage Level	Total Leverage Ratio
Level 1	≤ 0.75 to 1.00
Level 2	> 0.75 to 1.00 but ≤ 1.25 to 1.00
Level 3	> 1.25 to 1.00 but ≤ 2.25 to 1.00
Level 4	> 2.25 to 1.00 but ≤ 3.25 to 1.00
Level 5	> 3.25 to 1.00

(i)if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Leverage Level 5 shall be deemed applicable for the period commencing three
(3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Leverage Level shall be determined in accordance with the table above as applicable;

(ii)adjustments, if any, to the Leverage Level then in effect shall be effective three (3) Business Days

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit H-1 or any other form approved by the Administrative Agent.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” means, any day ~~that is not~~(other than a Saturday, or a Sunday ~~or other day~~) on which ~~commercial~~ banks are open for business in New York City ~~are authorized or required by law to remain closed~~or Chicago; provided that~~, when used in connection with a Eurocurrency Loan,~~ the term “Business Day~~” shall also exclude any day (i) on~~ shall (a) include (i) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (ii) in relation to Loans denominated in euro and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (iii) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CDOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto or (iv) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in Swiss Francs, any such day that is only an RFR Business Day and (b) exclude (i) in relation to Loans denominated in Pounds Sterling or Japanese Yen, any day on which banks are not open for dealings in ~~the~~Pounds Sterling or Japanese Yen, as applicable, in the London interbank market or the principal financial center of Pounds Sterling or Japanese Yen, as applicable and (ii) in relation to Loans denominated in any Agreed Currency other than Dollars, euros, Canadian Dollars, Pounds Sterling, Swiss Francs, or Japanese Yen, any day on which banks are not open for dealings in such relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency ~~and (ii) in connection with any Loan denominated in Canadian Dollars, on which banks in Toronto, Ontario are authorized or required by law to remain closed (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate~~

~~selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).~~.

“Canadian Borrower” means any Canadian Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.24 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” means AMETEK (Bermuda) Ltd., a corporation organized and existing under the laws of Bermuda.

“CDOR” has the meaning assigned to such term in Section 1.05.

“CDOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the CDOR Screen Rate for the longest period (for which the CDOR Screen Rate is available for Canadian Dollars) that is shorter than the Impacted CDOR Rate Interest Period; and (b) the CDOR Screen Rate for the shortest period (for which the CDOR Screen Rate is available for Canadian Dollars) that exceeds the Impacted CDOR Rate Interest Period, in each case, at such time; provided that, if any CDOR Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“CDOR Rate” means, with respect to any CDOR Rate Borrowing denominated in Canadian Dollars for any Interest Period, the Canadian dollar offered rate which, in turn means on any day the sum of (a) the CDOR Screen Rate, at or about 10:15 a.m. Toronto local time on the first day of the applicable Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day for any particular Interest Period (an “Impacted CDOR Rate Interest Period”), then the Canadian dollar offered rate component of such rate on that day shall be calculated as the ~~applicable~~CDOR Interpolated Rate as of such time on such day; or if such day is not a Business Day, then as so determined on the immediately preceding Business Day.

“CDOR Screen Rate” means, for any day and time, with respect to any CDOR Rate Borrowing and for any applicable Interest Period, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“CRR” means the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) (x) SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day plus (y) -0.0571% and (b) 0%. Any change in Daily Simple RFR due to a change in the RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or
(ii) a Bail-In Action.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means the signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.
“Dividing Person” has the meaning assigned to it in the definition of “Division”. “Division” means the division of the assets, liabilities and/or obligations of a Person (the
“Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar

“Establishment” means, in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.
“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in euro and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available for euro) that is shorter than the Impacted EURIBO Rate Interest Period; and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available for euro) that exceeds the Impacted EURIBO Rate Interest Period, in each case, at such time; provided that, if any EURIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in euro and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBO Rate Interest Period”) with respect to euro then the EURIBO Rate shall be the EURIBO Interpolated Rate.

“EURIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in euro and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for euro for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

"EURIBOR” has the meaning assigned to such term in Section 1.05.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Euro Holdings” has the meaning assigned to such term in the definition of Foreign Subsidiary Borrower.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Adjusted CDOR Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,
(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender,
U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto. “Existing Letters of Credit” is defined in Section 2.06(a).
“Existing Loans” has the meaning assigned to such term in Section 2.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“~~IBA~~Impacted CDOR Rate Interest Period” has the meaning assigned to such term in
~~Section 1.05~~the definition of “CDOR Rate”.

~~“Impacted Interest Period” means an Impacted LIBO Rate Interest Period or an Impacted CDOR Rate Interest Period, as applicable.~~

"Impacted ~~CDOR~~EURIBO Rate Interest Period” has the meaning assigned to such term in the definition of “~~CDOR~~EURIBO Rate”.

“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.21. “Incremental Term Loan” has the meaning assigned to such term in Section 2.21.
“Incremental Term Loan Amendment” has the meaning assigned to such term in
Section 2.21.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all Attributable Receivables Indebtedness of such Person, (k) all obligations of such Person under Sale and Leaseback Transactions and (l) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted,
i.e. take-or-pay and similar obligations; provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business. For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member, but in any such case, only to the extent any such Indebtedness is recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b). “Information” has the meaning assigned to such term in Section 9.12.
“Information Memorandum” means the Confidential Information Memorandum dated October 2018 relating to the Company and the Transactions.

“Initial Foreign Subsidiary Borrower” has the meaning assigned to such term in the definition of Foreign Subsidiary Borrower.

“Initial Term Loan Availability Period” means the period from and including the Amendment No. 1 Effective Date to the earlier of (i) June 26, 2021 and (ii) the date of termination of all of the Term Loan Commitments.

“Initial Term Loan Funding Date” means the date on which the conditions specified in Section 4.04 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are funded.

“Initial Term Loans” means the Term Loans advanced to the Company on the Initial Term Loan Funding Date.

“Intercompany Loans” means intercompany loans and advances from (a) the Company to its Subsidiaries (other than to the Captive Insurance Subsidiary unless required by applicable law or required to fund its insurance operations), and (b) any Subsidiary to any other Subsidiary (other than the Captive Insurance Subsidiary unless required by applicable law or required to fund its insurance operations) or to the Company.
“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.07(b). “Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit H-2 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, ~~and~~ (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (c) with respect to any Eurocurrency Loan, the last day of ~~the~~each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the applicable Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the applicable Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., PNC Bank, National Association, Truist Bank, Wells Fargo Bank, National Association and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires.

“ITA” means the Income Tax Act 2007.

“Japanese Yen” means the lawful currency of Japan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of
Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” means the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.21 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b). “Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Company, and notified to the Administrative Agent.

“Leverage Ratio” has the meaning assigned to such term in Section 6.07(a).

“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for such LIBOR Quoted Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for such LIBOR Quoted Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest

Period”) with respect to such ~~Agreed~~LIBOR Quoted Currency then the LIBO Rate shall be the LIBO
Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in Section 1.05.

“LIBOR Quoted Currency” means Dollars, ~~euro,~~ Pounds Sterling, and Japanese Yen
~~and Swiss Francs~~.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement and any Letter of Credit applications, any Letter of Credit Agreement, and any agreements between the Company and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Borrowers.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this
Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean (a) London, England time with respect to any Foreign Currency (other than euro and Canadian Dollars), (b) Brussels, Belgium time with respect to euro and (c) Toronto, Canada time with respect to Canadian Dollars, in each case of the foregoing clauses (a), (b) and (c) unless otherwise notified by the Administrative Agent).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Company and the Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company and its Subsidiaries to perform under any material Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any material Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.15. “Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of
ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or

“Qualifying Material Acquisition” means any acquisition, or the last to occur of a series of acquisitions consummated within a period of six consecutive months, if the aggregate consideration paid or to be paid in respect of such acquisition (or, if applicable, acquisitions) exceeds $150,000,000 and the Company has designated such acquisition (or, if applicable, acquisitions) as a “Qualifying Material Acquisition” by written notice to the Administrative Agent. For the avoidance of doubt, once any acquisition has been so designated as (or as a part of) a Qualifying Material Acquisition, it may not be designated as (or as a part of) any other Qualifying Material Acquisition.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling ~~or Canadian Dollars~~, the first day of such Interest Period, and (ii~~) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii~~) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

~~“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.~~

~~"Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent.~~

“Register” has the meaning set forth in Section 9.04.

“Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in Dollars, Pounds Sterling or Japanese Yen, the LIBO Rate, (ii) with respect to any Eurocurrency Borrowing denominated in euro, the EURIBO Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Rate or (iv) with respect to any Borrowing denominated in Swiss Francs, the Daily Simple RFR, as applicable.

“RFR” means SARON.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such
Borrowing.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple
RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any real property by any Person with the intent to lease such real property as lessee which is considered a sale leaseback transaction in accordance with GAAP.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons that is published publicly and maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the EU, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority of a jurisdiction in which a Borrower is organized or where there are Borrowings, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the EU, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority of a jurisdiction in which a Borrower is organized or where there are Borrowings.

~~“Screen Rate” means collectively the LIBO Screen Rate and the CDOR Screen~~
~~Rate.~~

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means (i) each Foreign Subsidiary Borrower and (ii) each other Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than ten percent (10%) of Consolidated Total Assets as of such date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swiss Francs” means the lawful currency of Switzerland.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer ~~(TARGET2)~~ payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system ~~(~~, if any), reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

~~“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.~~

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)a partnership each member of which is:

(1)a company resident in the United Kingdom; or

(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the Corporation Tax Act 2009).
“Tax Credit” means a credit against, relief of remission for or repayment of any UK Tax. “Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under any Loan Document.

“Tax Payment” means either an increased payment made by a Borrower to a Lender under Section 2.18(d) or a payment under Section 2.18(k).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on Interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate, the Adjusted CDOR Rate, the Daily Simple RFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a)a UK Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)the value of the assets of any UK Relevant Entity, is less than its liabilities (taking into account contingent and prospective liabilities);

(c)a moratorium is declared in respect of any indebtedness of any UK Relevant Entity; provided that if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;

(d)any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity;

(ii)a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets; or

(iv)enforcement of any Lien over any assets of any UK Relevant Entity,

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person, and any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and
(ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Without limiting the foregoing, leases (including any entered into after the Restatement Effective Date) shall continue to be classified and accounted for on a basis consistent with GAAP consistently applied as in effect on the Restatement Effective Date for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.05. Interest Rates; LIBOR Notification. The interest rate on ~~Eurocurrency Loans~~a Loan denominated in ~~a LIBOR-Quoted Currency is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.~~an Agreed Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. ~~In July 2017~~On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that~~, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans denominated in a LIBOR-Quoted Currency. In light of this eventuality, public~~: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month Pound Sterling LIBOR settings, and the 1-week and 2-month Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month Dollar LIBOR settings will permanently cease; (c) immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and (d) immediately after June 30, 2023, the 1-month, 3-month and 6-month Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of ~~the London interbank offered rate.~~LIBOR. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) ~~of this Agreement~~, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 2.14, ~~in advance~~ of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the ~~London interbank offered rate~~Daily Simple RFR, LIBOR, EURIBOR, CDOR or other rates in the definition of “LIBO Rate” (or “EURIBO Rate” or “CDOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof, (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(c), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate~~, as it may or may not be adjusted pursuant to Section 2.14(c),~~ will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the EURIBO Rate or the CDOR Rate, as applicable) or have the same volume or liquidity as did LIBOR (or the ~~London~~euro interbank offered rate (“EURIBOR”) or the Canadian Dollar offered rate (“CDOR”), as applicable) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.    The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any RFR, Daily Simple RFR or any rate with respect to any Eurocurrency Loan, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07. Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction or waiver of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. The Borrowers, the Administrative Agent and the Lenders hereby further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with Section 9.02 thereof. All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Restatement Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the

Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments or (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit and (b) each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Company in Dollars in up to four (4) separate drawings (with each such drawing being in a principal amount of not less than $150,000,000) during the Term Loan Availability Period, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Term Loans shall amortize as set forth in Section 2.10.

(b)Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised (i) in the case of Borrowings in Dollars, entirely of ABR Loans or Eurocurrency Loans and (ii) in the case of Borrowings in any other Agreed Currency, entirely of Eurocurrency Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of
$1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $2,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 2,000,000 units of such currency). At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate ~~amount~~Dollar Amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 2,000,000 units of such currency); provided that an ABR Revolving Borrowing or an RFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurocurrency Borrowings or RFR Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, (i) any Revolving Borrowing if the Interest

Period requested with respect thereto would end after the Revolving Credit Maturity Date or (ii) any Term Loan Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

(e)The initial borrowing from any Lender to any Dutch Borrower shall be provided by a Lender that is a Dutch Non-Public Lender.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower~~, promptly followed by telephonic confirmation of such request~~) (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., ~~Local Time~~New York City time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in euro, Pounds Sterling, Japanese Yen or Canadian Dollars, not later than 11:00 a.m., New York City time, four (4) Business Days before the date of the proposed Borrowing and (iii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing (or such shorter time as the Administrative Agent may agree in its reasonable discretion) or (b) by irrevocable written notice (via a written Borrowing Request signed by the Borrower) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the name of the applicable Borrower;

(ii)the aggregate principal amount of the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing ~~or~~, a Eurocurrency Borrowing or an RFR Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(v)in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(~~c~~d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any

(c)Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a ~~Foreign Currency~~euro, Pounds Sterling, Japanese Yen or Canadian Dollars in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in ~~a Foreign Currency~~euro, Pounds Sterling, Japanese Yen or Canadian Dollars shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (1) the Term Loan Commitments shall terminate on the earliest of (x) the funding of all of the Term Loans hereunder, (y) 3:00 p.m. (New York City time) on the date on which the Initial Term Loan calendar quarters ending immediately after such ninth calendar quarter, 1.25% of the aggregate principal amount of the Term Loans actually funded under this Agreement prior to each such last day of such calendar quarter; and (iii) on the last day of the thirteenth calendar quarter ending following the Initial Term Loan Funding Date and on the last day of each calendar quarter ending after such thirteenth calendar quarter, 2.50% of the aggregate principal amount of the Term Loans actually funded under this Agreement prior to each such last day of such calendar quarter (in each of the foregoing cases, as adjusted from time to time pursuant to Section 2.11(a)). To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Company on the Term Loan Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11. Prepayment of Loans.

(a)Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) (x) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., ~~Local Time, three (3)~~New York City time, three (3) Business Days before the date of prepayment, (y) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in euro, Pounds Sterling, Japanese Yen or Canadian Dollars, four (4) Business Days before the date of prepayment and (z) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m., New York City Time, five (5) RFR Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Adjusted CDOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Each RFR Loan shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Rate.

(d)~~(c)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)~~(d)~~ Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (~~c~~d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)~~(e) All interest~~Interest computed by reference to the LIBO Rate, the EURIBO Rate or Daily Simple RFR hereunder shall be computed on the basis of a year of 360 days, except that ~~(i) (A) interest~~interest for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days. Interest computed by reference to the CDOR Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime ~~Rate and (B) interest computed by reference to the CDOR~~ Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) ~~and (ii) interest for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case of the foregoing clauses (i) and (ii)~~. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted LIBO Rate ~~or~~, LIBO Rate, Adjusted EURIBO Rate, EURIBO Rate, Adjusted CDOR Rate, CDOR Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)~~(f)~~ For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by a Canadian Borrower is to be calculated on the basis of a 360-, 365- or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(h)~~(g)~~ Each Canadian Borrower acknowledges and confirms that: (i) paragraph (f) of this Section above satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document; and (ii) each Canadian Borrower is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon the methodology set out in paragraph (f) of this Section.

(i)~~(h)~~ Each Canadian Borrower agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to it, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(j)~~(i)~~ If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any holder of Obligations in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that holder of Obligations of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that holder of Obligations of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)first, by reducing the amount or rate of interest; and

(ii)thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(k)~~(j)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, each Foreign Subsidiary Borrower shall severally and not jointly pay interest on any Loans outstanding to it and no Foreign Subsidiary Borrower shall be responsible for any other Borrower’s failure to pay any interest due hereunder.

SECTION 2.14. Alternate Rate of Interest.

~~(a) If at the time that the Administrative Agent shall seek to determine the applicable Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate (or the CDOR Rate, as applicable) for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate (or the CDOR Rate, as applicable) for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and~~

~~consented to in writing by the Required Lenders (any such rate, an “Alternative Rate”); provided, however, that (i) until such time as the applicable Alternative Rate shall be determined for the applicable Foreign Currency and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency and (ii) if the Alternative Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is hereby understood and agreed that, notwithstanding anything to the foregoing set forth in this Section 2.14(a), if at any time the conditions set forth in Section 2.14(c)(i) or (ii) are in effect, the provisions of this Section 2.14(a) shall no longer be applicable for any purpose of determining any alternative rate of interest under this Agreement and Section 2.14(c) shall instead be applicable for all purposes of determining any alternative rate of interest under this Agreement.~~

(a)[Intentionally Omitted].

(b)If ~~prior to the commencement of any Interest Period for a Eurocurrency Borrowing~~:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate ~~or the~~, the Adjusted EURIBO Rate, the EURIBO Rate, the CDOR Rate or the Adjusted CDOR Rate, as applicable (including because the ~~applicable~~LIBO Screen Rate, the EURIBO Screen Rate or the CDOR Screen Rate, as applicable, is not available or published on a current basis), for a Loan in the applicable currency ~~and such~~or for the applicable Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR or RFR for the applicable currency; or

(ii)the Administrative Agent is advised by the Required Lenders that ~~the~~(A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate, the EURIBO Rate, the Adjusted CDOR Rate or the CDOR Rate, as applicable, for a Loan in the applicable currency ~~and~~or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, the Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing or an RFR Borrowing for the relevant rate above in a Foreign Currency, then ~~the LIBO Rate (or the CDOR Rate, as applicable) for such Eurocurrency Borrowing shall be the applicable Alternative Rate~~such request shall be ineffective;

provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c)Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(b)(i) have not arisen but (w) the supervisor for the administrator of the ~~applicable Screen~~Relevant Rate has made a public statement that the administrator of the ~~applicable Screen~~Relevant Rate is insolvent (and there is no successor administrator that will continue publication of the ~~applicable Screen~~Relevant Rate), (x) the administrator of the ~~applicable Screen~~Relevant Rate has made a public statement identifying a specific date after which ~~such Screen~~the Relevant Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of ~~such Screen~~the Relevant Rate), (y) the supervisor for the administrator of the ~~applicable Screen~~Relevant Rate has made a public statement identifying a specific date after which ~~such Screen~~the Relevant Rate will permanently or indefinitely cease to be published or
(z)the supervisor for the administrator of the ~~applicable Screen~~Relevant Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the ~~such Screen~~Relevant Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the ~~LIBO~~Relevant Rate ~~(or the CDOR Rate, as applicable)~~ that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders (along with the amendment to this Agreement giving effect to the changes hereto in respect of such alternate rate of interest), a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.14(c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the ~~applicable Screen~~Relevant Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (z) if any Borrowing Request requests a Eurocurrency Borrowing or an RFR Borrowing in a Foreign Currency, then such request shall be ineffective.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO

Rate, the Adjusted EURIBO Rate or the Adjusted CDOR Rate, as applicable) or any Issuing Bank;

(ii)impose on any Lender or any Issuing Bank or the London or other applicable offshore interbank market for the applicable currency any other condition, cost or expense (other than Taxes or UK Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes or UK Taxes on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes, (C) Connection Income Taxes and (D) UK Taxes consisting of a Tax Deduction required by law to be made by a Borrower or compensated for by Section 2.18);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.

(a)~~In~~With respect to Loans that are not RFR Loans, in the event of (~~a~~i) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (~~b~~ii) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (~~c~~iii) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (~~d~~iv) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (ix) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Adjusted CDOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (~~ii~~y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant ~~currency~~Agreed Currency of a comparable amount and period from other banks in the ~~eurocurrency market or the Canadian bank market, as applicable~~applicable offshore market for such Agreed Currency. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.20 then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the RFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Swiss Francs of a comparable amount and period from other banks in the applicable offshore market for Swiss Francs. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrowers. The relevant Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be